                                                                                                                  EXHIBIT 12
                                                                                                                  PAGE 1 of 2


                                                    THE UNITED ILLUMINATING COMPANY

                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                             (In Thousands)
                                                                                                                    TWELVE
                                                                                                                    MONTHS
                                                                                                                     ENDED
                                                                  YEAR ENDED DECEMBER 31,                          MAR. 31,
                                          ------------------------------------------------------------------------
                                              1993           1994          1995          1996           1997          1998
                                              ----           ----          ----          ----           ----          ----
EARNINGS
   Net income                                $40,481        $46,795       $50,393       $39,096        $45,791        $47,043
   Federal income taxes                       22,342         34,551        41,951        35,252         30,186         31,342
   State income taxes                          4,645          6,216        12,976         8,506          8,651          9,001
   Fixed charges                              97,928         88,093        83,994        80,097         78,016         75,187
                                          -----------    -----------   -----------   -----------    -----------   ------------

   Earnings available for fixed charges     $165,396       $175,655      $189,314      $162,951       $162,644       $162,573
                                          ===========    ===========   ===========   ===========    ===========   ============


FIXED CHARGES
   Interest on long-term debt                $80,030        $73,772       $63,431       $66,305        $63,063        $60,214
   Other interest                             12,260         10,301        16,723         9,534         10,881         10,931
   Interest on nuclear fuel burned               928              -             -             -              -              -
   One third of rental charges                 4,710          4,020         3,840         4,258          4,072          4,042
                                          -----------    -----------   -----------   -----------    -----------   ------------

                                             $97,928        $88,093       $83,994       $80,097        $78,016        $75,187
                                          ===========    ===========   ===========   ===========    ===========   ============

RATIO OF EARNINGS TO FIXED
 CHARGES                                        1.69           1.99          2.25          2.03           2.08           2.16
                                          ===========    ===========   ===========   ===========    ===========   ============

                                                                                                                   EXHIBIT 12
                                                                                                                   PAGE 2 of 2

                                         THE UNITED ILLUMINATING COMPANY

                          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                                    AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                                                  (In Thousands)
                                                                                                                     TWELVE
                                                                                                                     MONTHS
                                                                                                                     ENDED
                                                                    YEAR ENDED DECEMBER 31,                         MAR. 31,
                                              ---------------------------------------------------------------------
                                                  1993          1994         1995          1996          1997          1998
                                                  ----          ----         ----          ----          ----          ----
EARNINGS
   Net income                                    $40,481       $46,795      $50,393       $39,096       $45,791       $47,043
   Federal income taxes                           22,342        34,551       41,951        35,252        30,186        31,342
   State income taxes                              4,645         6,216       12,976         8,506         8,651         9,001
   Fixed charges                                  97,928        88,093       83,994        80,097        78,016        75,187
                                              -----------   -----------   ----------   -----------   -----------   -----------

  Earnings available for combined fixed
   charges and preferred stock
   dividend requirements                        $165,396      $175,655     $189,314      $162,951      $162,644      $162,573
                                              ===========   ===========   ==========   ===========   ===========   ===========


FIXED CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS
   Interest on long-term debt                   $ 80,030      $ 73,772     $ 63,431      $ 66,305      $ 63,063       $60,214
   Other interest                                 12,260        10,301       16,723         9,534        10,881        10,931
   Interest on nuclear fuel burned                   928             -            -             -             -             -
   One third of rental charges                     4,710         4,020        3,840         4,258         4,072         4,042
   Preferred stock dividend requirements (1)       7,197         6,223        2,778           699           379           381
                                              -----------   -----------   ----------   -----------   -----------   -----------
                                                $105,125       $94,316      $86,772       $80,796       $78,395       $75,568
                                              ===========   ===========   ==========   ===========   ===========   ===========

RATIO OF EARNINGS TO FIXED
 CHARGES AND PREFERRED
 STOCK DIVIDEND REQUIREMENTS                        1.57          1.86         2.18          2.02          2.07          2.15
                                              ===========   ===========   ==========   ===========   ===========   ===========


(1) Preferred Stock Dividends increased to reflect the pre-tax earnings required to cover such dividend requirements.